RECENT DEVELOPMENTS

The information included in this section supplements the information about the Republic contained in the Republic’s Annual Report. To the extent the information in this section is inconsistent with the information contained in the Annual Report, the information in this section supersedes and replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report.

Background

The Hungarian economy has undergone a radical transformation since the fall of communism in 1989. As with other post-communist countries in the region, the Hungarian economy during the last 20 years can be characterized by economic dislocation at the beginning of the 1990s, with gradual improvement as reforms were implemented. The highlights of these economic reforms and trends include:

(i) FDI (the total amount of capital invested in Hungary from abroad) has generally increased since 1995, reaching EUR 90.9 billion as of the end of 2010. During 2010, the balance of net direct investment amounted to EUR 580.1 million inflow, compared to a EUR 443.0 million outflow during 2009. See “—Balance of Payments—Foreign Direct Investment”; and

(ii) between 2002 and 2004, the general government deficit according to the European System of Accounts 95 (“ESA”) methodology as a percentage of GDP generally decreased, reaching 6.4% of GDP in 2004, but increased to 7.9% in 2005 and 9.4% in 2006. The government deficit as a percentage of GDP decreased in 2007 and 2008, reaching 5.0% and 3.6%, respectively, but slightly increased to 4.5% in 2009 and, according to preliminary data, declined to 4.3% in 2010.

Principal Sectors of the Economy

Industry

Industry.  In the first month of 2011, industrial gross production increased by 13.4%, and total sales grew by 3.6%. In the last five years, industrial export sales amounted to approximately half of the total sales of the sector. In the first month of 2011, export sales increased by 18.6%, while domestic sales fell by 9.7%. In the first month of 2011, more than 90% of the total industrial production was attributable to manufacturing. The value of production in mining and quarrying amounted to 0.3% of the total industry’s production, and the value of production of electricity, gas, steam and air conditioning supply amounted to 8.8% of the total industrial production.

Manufacturing.  In the first month of 2011, gross production in the manufacturing sector increased by 14.8% and total sales grew by 15.6%. In the first month of 2011, export sales in manufacturing increased by 18.4%, while domestic sales grew by 8.8%. In the first month of 2011, 43% of the manufacturing production was attributable to the subsector of the manufacture of computer, electronic and optical products and the subsector of the manufacture of transport equipment.

Manufacture of computer, electronic and optical products.  Gross production in this subsector increased by 21.2% and total sales grew by 22.3% in the first month of 2011. In the first month of 2011, export sales in this subsector increased by 21.1%, while domestic sales grew significantly by 43.3%.

Manufacture of transport equipment.  Gross production in this subsector grew by 16.2% and total sales increased by 15.7% in the first month of 2011. In the first month of 2011, export sales in this subsector grew by 14.6%, while domestic sales grew significantly by 29.4%.

Energy.  Energy imports increased by 4.8% in 2010 compared to 2009. The two most important energy products are oil and gas.

Oil and gas.  The volume of crude oil and refined oil imports in 2010 increased significantly compared to 2009. The volume of oil imports grew by 7.6% compared to the previous year. The volume of gas imports in 2010 declined slightly by 0.4% compared to 2009.

Energy, gas and water supply.  In 2010, the total energy consumption amounted to 1,085 petajoule, which was 2.8% more than in 2009. Domestic energy production covered 37.5% of the total consumption, and imports covered 62.5%. The volume of domestic production increased by 0.4% in 2010 compared to 2009. Production from renewable energy sources amounted to 6.9% of the total domestic consumption. In 2010, 37.4% of Hungary’s total energy demand was supplied by domestic energy sources; 10.2% of the total energy consumed was produced from coal; and approximately 67.2% of energy consumption consisted of hydrocarbon which was imported primarily from Russia.

Composition of Consumption of Energy Resources

	2006	2007	2008	2009	2010
	(%)

Coal	11.6	12.6	12.1	9.4	10.2
Hydrocarbon	68.5	67.5	67.2	68.1	67.2
Of which:
Crude oil and petroleum products	26.8	27.5	27.3	31.5	32.2
Natural gas	41.7	40.0	39.9	35.8	34.4
Other resources	19.9	19.9	20.7	22.5	22.6

Total	100.0	100.0	100.0	100.0	100.0

Of which:
Domestic	37.2	37.8	38.5	38.5	37.4
Imports	62.8	62.2	61.5	61.5	62.6

Source: Hungarian Energy Office

Construction

In the first month of 2011, the output of the construction sector decreased by 4.2% compared to the same period of 2010, mainly as a result of a decline in the construction of dwellings, and civil engineering works also decreased. Compared to the same period of 2010, the construction of buildings fell by 4.2%, while civil engineering works dropped by 4.5%.

Balance of Payments

The following table sets out the balance of payments of Hungary for the periods indicated:

Balance of Payments(1)

	December 31,
	2006	2007	2008	2009	2010
	(EUR millions)

I. Current account,
credit	75,742.7	88,218.2	93,207.3	78,898.1	91,904.5
debit	82,574.2	95,183.2	100,981.2	78,565.7	89,873.0
net	(6,831.4)	(6,965.0)	(7,773.9)	332.4	2,031.5
1. Goods, net	(2,457.6)	(139.2)	(564.9)	3,370.8	4,674.4
1.1. Exports	58,372.3	68,370.5	72,739.4	58,387.4	70,374.8
1.2. Imports	60,829.9	68,509.8	73,304.3	55,016.6	65,700.4

	December 31,
	2006	2007	2008	2009	2010
	(EUR millions)

2. Services total,
credit	10,875.0	12,575.0	13,818.8	13,309.4	14,391.0
debit	9,645.9	11,525.6	12,858.6	11,959.3	11,985.3
net	1,229.2	1,049.4	960.1	1,350.1	2,405.7
3. Income, credit	3,834.2	4,314.3	4,846.8	4,763.0	4,565.9
debit	9,131.9	11,686.1	12,429.4	9,510.3	10,006.6
net	(5,297.7)	(7,371.7)	(7,582.6)	(4,747.3)	(5,440.6)
4. Current transfers,
credit	2,661.2	2,958.3	1,802.4	2,438.3	2,572.8
debit	2,966.5	3,461.7	2,388.9	2,079.5	2,180.7
net	(305.3)	(503.4)	(586.5)	358.8	392.1
II. Capital account,
credit	1,014.0	1,031.8	1,049.3	1,761.9	2,282.9
debit	328.8	323.6	33.2	652.6	493.2
net	685.2	708.2	1,016.1	1,109.3	1,789.7
5. Capital transfers,
credit	937.2	877.1	928.1	1,754.1	2,264.0
debit	267.2	88.2	9.6	47.1	192.6
net	670.0	788.9	918.5	1,707.0	2,071.4
6. Acquisition/disposal of non-produced, non-financial assets, credit	76.8	154.7	121.2	7.8	18.9
debit	61.6	235.3	23.5	605.6	300.6
net	15.2	(80.6)	97.6	(597.8)	(281.7)
III. Financial account(2)	8,841.5	6,662.7	16,962.4	4,562.1	1,308.5
7. Direct investment, net	2,327.5	209.3	2,809.4	(443.0)	580.1
7.1. Abroad	(3,126.9)	(2,642.8)	(2,086.7)	(1,937.5)	(628.1)
7.1.1. Equity capital and reinvested earnings, net	(2,880.3)	(2,513.3)	(2,139.2)	(1,329.1)	(1,455.0)
7.1.1.1. Equity capital, net	(2,189.7)	(1,877.7)	(2,686.4)	(999.5)	(1,184.1)
7.1.1.2. Reinvested earnings, net	(690.7)	(635.6)	547.2	(329.6)	(270.9)
7.1.2. Other capital, net	(246.5)	(129.5)	52.5	(608.4)	826.9
7.1.2.1. Assets, net	(225.3)	(114.5)	(149.6)	(791.4)	93.7
7.1.2.2. Liabilities, net	(21.2)	(15.0)	202.1	182.9	733.2
7.2. In Hungary	5,454.4	2,852.1	4,896.1	1,494.5	1,208.2
7.2.1. Equity capital and reinvested earnings, net	2,834.0	3,118.5	4,598.1	(1,603.2)	2,920.7
7.2.1.1. Equity capital, net	1,475.3	844.0	3,261.0	(1,765.9)	2,329.6
7.2.1.2. Reinvested earnings, net	1,358.6	2,274.5	1,337.1	162.7	591.1
7.2.2. Other capital, net	2,620.4	(266.4)	298.0	3,097.7	(1,712.4)
7.2.2.1. Assets, net	(474.5)	(3,744.0)	(2,062.7)	(3,733.2)	363.4
7.2.2.2. Liabilities, net	3,094.9	3,477.6	2,360.7	6,830.9	(2,075.8)
8. Portfolio investment	5,087.1	(1,626.8)	(2,482.0)	(3,318.2)	(16.4)
8.1. Assets, net	(1,891.6)	(2,125.0)	(2,516.8)	(737.8)	(376.7)
8.1.1. Equity securities, net	(1,522.8)	(1,884.6)	(2,191.4)	(799.6)	(506.0)
8.1.2. Bonds and notes, net	(378.2)	(233.3)	(319.8)	81.3	117.4

	December 31,
	2006	2007	2008	2009	2010
	(EUR millions)

8.1.3. Money market instruments, net	9.3	(7.1)	(5.6)	(19.5)	11.8
8.2. Liabilities, net	6,978.7	498.2	34.8	(2,580.4)	360.4
8.2.1. Equity securities, net	704.1	(3,634.9)	(260.2)	715.5	(61.0)
8.2.2. Bonds and notes, net	6,081.8	4,054.1	300.5	(3,399.9)	(249.3)
8.2.3. Money market instruments, net	192.8	79.0	(5.6)	103.9	670.7
9. Financial derivatives	134.5	838.3	(671.4)	645.6	631.2
9.1. Assets, net	3,622.0	4,616.1	7,888.4	5,629.5	4,919.8
9.2. Liabilities, net	(3,487.5)	(3,777.9)	(8,559.7)	(4,983.9)	(4,288.7)
10. Other investment, net	1,292.4	7,242.0	17,306.4	7,677.6	113.6
10.1. Assets, net	(4,740.0)	(3,911.3)	(2,074.8)	(402.8)	(145.5)
10.1.1. Short-term, net	(4,137.3)	(1,221.6)	1,028.2	(966.8)	(1,410.0)
10.1.2. Long-term, net	(602.8)	(2,689.7)	(3,103.0)	563.9	1,264.6
10.2. Liabilities, net	6,032.4	11,153.3	19,381.3	8,080.5	259.1
10.2.1. Short-term, net	2,121.0	5,863.8	2,753.9	101.2	3,805.5
10.2.2. Long-term, net	3,911.5	5,289.4	16,627.3	7,979.3	(3,546.4)
IV. Net errors and omissions	(1,727.6)	(271.7)	(2,528.5)	(517.8)	(2,111.8)
V. Overall balance	967.6	134.2	7,676.1	5,485.9	3,017.9
VI. International reserves	(967.6)	(134.2)	(7,676.1)	(5,485.9)	(3,017.9)

Source: NBH

(1)	In 2008 and 2010, there were methodological changes in the calculation of the balance of payments statistics, as discussed in further detail below.

(2)	Excluding international reserves.

The current account surplus increased from EUR 332.4 million in 2009 to EUR 2,031.5 million in 2010 largely due to a growth in the net export of goods and services and an increasing net inflow of current transfers, partly offset by a growing net outflow of income. During 2010, net direct investment amounted to a net inflow of EUR 580.1 million.

Foreign Direct Investment

The following table sets forth historical records of FDI in Hungary and Hungarian direct investments abroad during the years indicated:

Foreign Direct Investment

	2006	2007	2008	2009	2010
	(EUR millions)

Direct investment
Abroad	(3,126.9)	(2,642.8)	(2,086.7)	(1,937.5)	(628.1)
Equity capital and reinvested earnings, net	(2,880.3)	(2,513.3)	(2,139.2)	(1,329.1)	(1,455.0)
Other capital, net	(246.5)	(129.5)	52.5	(608.4)	826.9
In Hungary	5,454.4	2,852.1	4,896.1	1,494.5	1,208.2
Equity capital and reinvested earnings, net	2,834.0	3,118.5	4,598.1	(1,603.2)	2,920.7
Other capital, net	2,620.4	(266.4)	298.0	3,097.7	(1,712.4)
Net direct investment	2,327.5	209.3	2,809.4	(443.0)	580.1

Source: NBH

In 2006, net FDI inflow was significantly higher than in 2003 due to a favorable global and regional investment environment. However, in 2007, the net FDI inflow was significantly lower than in 2006, partly as a result of a less favorable global investment environment. In 2008, the volume of net FDI increased to the pre-2007 levels. In 2009, the volume of net FDI amounted to a net outflow of EUR 443 million. In 2010, the volume of net FDI amounted to a net outflow of EUR 443 million. The relatively low net inflow in 2010 was the consequence of continued unfavorable economic conditions. The Republic’s FDI abroad dropped significantly; as a result it was lower than FDI in Hungary, resulting in a positive net direct investment in 2010. As of December 31, 2010, the cumulative FDI was EUR 90.9 billion, which constituted 92% of the GDP in 2010. The first three quarters of 2010 continued to show a negative net direct investment.

The following table sets forth certain information regarding FDI in Hungary and Hungarian direct investments abroad during the year ended December 31, 2010 as compared to the same period in 2009:

Foreign Direct Investment

	Year Ended December 31,
	2009	2010	% change
	(EUR millions)

Direct investment, net	(443.0)	580.1	(130.9)
Abroad, net	(1,937.5)	(628.1)	32.4
Equity capital and reinvested earnings, net	(1,329.1)	(1,455.0)	109.5
Equity capital, net	(999.5)	(1,184.1)	118.5
Reinvested earnings, net	(329.6)	(270.9)	82.2
Other capital, net	(608.4)	826.9	(135.9)
Assets, net	(791.4)	93.7	(11.8)
Liabilities, net	182.9	733.2	400.8
In Hungary, net	1,494.5	1,208.2	80.8
Equity capital and reinvested earnings, net	(1,603.2)	2,920.7	(182.2)
Equity capital, net	(1,765.9)	2,329.6	(131.9)
Reinvested earnings, net	162.7	591.1	363.3
Other capital, net	3,097.7	(1,712.4)	(55.3)
Assets, net	(3,733.2)	363.4	(9.7)
Liabilities, net	6,830.9	(2,075.8)	(30.4)

Source: NBH

During 2010, the balance of net direct investment showed an inflow of EUR 580 million compared to the EUR 443 million net outflow during 2009.

Direct investment abroad in 2010 generated a net outflow of EUR 628 million, while in 2009 direct investment abroad generated a net capital outflow of EUR 1,938 million. The decrease in the outflow was primarily a result of the EUR 827 million net capital inflow with respect to net other capital abroad in 2010, while net other capital abroad in 2009 generated EUR 608 million capital outflow. With respect to net equity capital abroad, there was a net capital outflow of EUR 1,184 million in 2010, while during the same period of 2009 the net capital outflow with respect to net equity capital abroad amounted to EUR 999 million. In 2010, there was a net capital outflow of EUR 271 million with respect to reinvested earnings abroad, while during 2009 there was a net capital outflow of EUR 330 million with respect to reinvested earnings abroad.

Direct investment in Hungary in 2010 generated a net inflow of EUR 1,208 million, while in 2009 direct investment in Hungary generated a net capital inflow of EUR 1,495 million. The decrease of the inflow was primarily a result of the EUR 1,712 million net capital outflow with respect to net other capital movements in Hungary in 2010, while net other capital movements in Hungary in the same period of 2009 generated EUR 3,098 million capital inflow. In 2010, there was a net capital inflow of EUR 591 million with respect to reinvested earnings in Hungary, while during the same period in 2009 there was a capital inflow of EUR 163 million with respect to reinvested earnings in Hungary. With respect to net equity capital in Hungary, there was a net capital inflow of EUR 2,330 million in 2010, while during 2009 the net capital outflow with respect to net equity capital in Hungary amounted to EUR 1,766 million.

Foreign Direct Investment by Industry(1)
FDI flows (equity capital) abroad by economic activity, net (excluding SPEs)

	2006	2007	2008	2009	2010
	(EUR millions)

Agriculture, Hunting and Forestry	0.3	(0.9)	3.4	(0.2)	0.0
Fishing	0.0	0.0	0.0	0.0	0.0
Mining and Quarrying	0.3	0.0	(0.1)	0.0	0.0
Manufacturing	82.7	673.1	1,088.1	357.3	(219.7)
Of Which: Food Products; Beverages and Tobacco	0.9	1.6	0.0	0.0	0.0
Textiles and Textile Products	0.3	0.1	0.7	(1.0)	0.0
Leather and Leather Products	0.0	0.0	0.0	0.0	0.0
Wood and Wood Products	0.0	0.0	0.0	0.2	0.0
Paper and Paper Products; Publishing and Printing	8.8	5.2	19.9	0.0	(2.2)
Coke, Refined Petroleum Products and Nuclear Fuel	(16.9)	566.7	927.3	302.6	42.6
Chemicals and Chemical Products	32.8	81.3	55.0	21.2	258.6
Rubber and Plastic Products	(0.1)	3.4	0.6	6.7	(2.7)
Other Non-Metallic Mineral Products	40.0	10.5	(6.6)	13.4	(0.3)
Basic Metals and Fabricated Metal Products	1.1	0.5	9.7	(14.1)	0.0
Machinery and Equipment	0.9	0.0	1.6	(0.5)	(482.8)
Electrical and Optical Equipment	2.4	3.8	79.9	28.4	58.3
Transport Equipment	12.7	0.1	0.1	0.3	(91.1)
Manufacturing Not Elsewhere Classified	0.0	0.0	0.0	0.0	0.0
Electricity, Gas and Water Supply	0.2	39.0	17.2	6.8	0.0
Construction	1.2	1.3	0.9	21.4	5.3
Services	2,095.2	1,093.4	1,576.1	614.6	1,398.4
Wholesale and Retail Trade; Repair of Vehicles	308.8	121.8	165.9	5.1	30.7
Hotels and Restaurants	6.4	(3.9)	0.0	0.0	0.0
Transport, Storage Postal Services and Communication	11.1	10.0	29.4	9.3	11.6
Financial Intermediation	1,541.3	216.6	355.8	361.5	574.6
Of Which: Monetary Intermediation	1,526.3	199.1	426.9	78.5	114.0
Other Financial Intermediation	3.1	(1.3)	32.1	279.5	457.0
Insurance Companies, Pension Funds	11.4	13.8	(105.7)	3.4	3.7
Real Estate Activities and Business Activities	219.9	747.1	1,018.0	238.7	781.6
Of Which: Real Estate	28.4	19.4	4.8	23.7	(35.8)

	2006	2007	2008	2009	2010
	(EUR millions)

Computer Activities	0.0	2.5	31.2	(0.2)	6.1
Other Business Activities	191.4	724.5	982.0	215.1	811.3
Of Which: Managing Holding Companies	139.5	659.9	376.3	232.8	783.8
Other Services	7.9	1.8	6.8	0.0	0.0
Not Allocated Economic Activity	(5.3)	4.6	0.0	0.0	0.0
Purchase and Sale of Real Estate and Direct Investment of Households Abroad	15.0	67.3	0.8	(0.3)	0.2
Total	2,189.7	1,877.7	2,686.4	999.5	1,184.1

FDI flows (equity capital) in Hungary by economic activity, net (excluding SPEs)

	2006	2007	2008	2009	2010
	(EUR millions)

Agriculture, Hunting and Forestry	2.7	21.0	2.7	19.8	8.9
Fishing	0.0	0.0	0.0	0.0	0.0
Mining and Quarrying	25.1	26.7	18.4	77.1	(0.9)
Manufacturing	209.5	1,549.7	143.2	(356.2)	572.0
Of Which: Food Products; Beverages and Tobacco	19.5	30.7	30.6	74.9	(41.5)
Textiles and Textile Products	1.4	8.3	1.3	0.2	0.0
Leather and Leather Products	0.0	0.3	(0.1)	0.0	0.0
Wood and Wood Products	16.8	0.2	(62.5)	20.5	10.4
Paper and Paper Products; Publishing and Printing	1.8	39.2	(12.0)	41.6	13.5
Coke, Refined Petroleum Products and Nuclear Fuel	379.1	1,236.5	0.0	0.0	0.0
Chemicals and Chemical Products	(327.4)	(124.2)	11.1	32.8	60.2
Rubber and Plastic Products	101.0	130.1	(36.8)	9.9	23.7
Other Non-Metallic Mineral Products	111.3	10.1	32.9	79.5	254.8
Basic Metals and Fabricated Metal Products	(18.2)	104.7	28.9	51.3	(22.0)
Machinery and Equipment	45.6	0.6	63.3	(1,035.2)	(3.3)
Electrical and Optical Equipment	(175.9)	72.4	59.1	325.7	339.4
Transport Equipment	51.0	40.0	27.2	40.4	(63.1)
Manufacturing Not Elsewhere Classified	3.7	0.8	0.2	2.2	0.0
Electricity, Gas and Water Supply	117.3	(9.9)	57.2	10.5	103.5
Construction	5.2	38.0	145.3	5.8	(15.0)
Services	823.2	(1,119.3)	2,634.1	(1,569.9)	1,613.6
Wholesale and Retail Trade; Repair of Vehicles	738.3	22.8	(154.5)	310.1	275.3
Hotels and Restaurants	2.4	19.7	8.5	25.7	60.1
Transport, Storage Postal Services and Communication	133.3	7.2	449.9	203.6	185.1

	2006	2007	2008	2009	2010
	(EUR millions)

Financial Intermediation	304.7	353.2	761.1	336.2	278.3
Of Which: Monetary Intermediation	319.1	321.8	113.6	307.9	167.4
Other Financial Intermediation	(1.5)	13.9	38.8	13.5	82.2
Insurance Companies, Pension Funds	(14.7)	12.6	605.2	15.6	6.3
Real Estate Activities and Business Activities	(371.5)	(1,539.2)	1,522.8	(2,449.3)	812.5
Of Which: Real Estate	118.9	205.8	486.1	197.3	66.1
Computer Activities	15.4	84.9	11.8	(5.3)	5.4
Other Business Activities	(521.3)	(1,831.3)	1,009.0	(2,646.6)	735.0
Of Which: Managing Holding Companies	262.2	(2,481.7)	412.1	599.9	1,024.3
Other Services	16.0	17.0	46.3	3.9	2.2
Net Allocated Economic Activity	43.4	52.7	0.0	0.0	0.0
Purchase and Sale of Real Estate and Direct Investment of Households Abroad	248.9	285.1	260.1	47.0	47.6
Total	1,475.3	844.0	3,261.0	(1,765.9)	2,329.6

The following table sets forth the composition of net FDI into the Republic according to the country of origin for the periods indicated:

Foreign Direct Investment by Country of Origin(1)

FDI flows (equity capital) abroad by the investments’ country, net (excluding SPEs)

	2006	2007	2008	2009	2010
	(EUR millions)

Europe	2,110.1	1,774.1	1,679.1	485.8	10.9
Albania	0.1	0.0	0.0	0.0	0.0
Austria	6.0	26.8	24.5	(33.8)	14.2
Belgium	(0.9)	0.3	0.1	0.0	0.0
Belarus	0.0	0.0	0.0)	0.0	0.0
Bulgaria	73.7	43.0	(46.0)	85.5	8.3
Cyprus	25.4	56.2	162.7	(48.5)	(15.9)
Czech Republic	9.1	46.8	37.7	1.7	23.1
Denmark	0.2	0.2	0.0	0.0	0.0
United Kingdom	44.9	646.9	(571.3)	0.0	0.0
Estonia	0.0	0.0	0.0	0.0	0.1
Finland	0.2	0.1	0.0	0.0	0.0
France	0.7	(2.8)	1.5	2.7	0.0
Greece	0.0	0.0	0.0	0.0	0.0
Netherlands	57.6	42.6	(656.2)	75.2	(0.1)

	2006	2007	2008	2009	2010
	(EUR millions)

Croatia	2.9	57.3	908.9	31.5	0.0
Iceland	0.0	0.0)	0.0	0.0	0.0
Ireland	(1.7)	0.0	0.0	(0.1)	0.0
Poland	30.5	3.2	9.9	4.0	8.2
Latvia	0.0	0.0)	0.0	0.0	0.0
Liechtenstein	8.4	5.4	0.0	0.0	0.0
Lithuania	0.0	0.0	0.0	0.0	0.0
Luxemburg	(0.1)	114.0	810.2	(38.7)	(749.9)
Macedonia	0.0	0.0	0.0	0.0	0.0
Malta	0.5	0.0	0.0	0.0	0.0
Montenegro	n/a	5.9	15.0	15.0	35.0
Germany	4.9	32.0	5.4	(0.3)	0.2
Norway	0.1	(0.4)	0.0	0.0	0.0
Italy	0.4	470.9	0.0	5.9	15.7
Russia	383.8	33.6	185.4	(4.9)	(15.9)
Portugal	0.0	0.0	0.0	(14.0)	0.0)
Romania	113.5	59.1	34.9	37.2	112.8
Spain	0.8	(0.8)	4.5	2.1	(2.3)
Switzerland	353.9	33.7	449.4	296.3	536.6
Sweden	0.2	0.3	0.0)	0.0)	0.0
Serbia and Montenegro	315.5	n/a	n/a	n/a	n/a
Serbia	n/a	29.6	17.3	14.8	0.1
Slovakia	32.4	7.3	(44.1)	(12.7)	1.7
Slovenia	(0.3)	2.1	152.6	1.5	4.1
Turkey	(0.1)	0.0	10.6	0.3	0.4
Ukraine	650.7	40.9	154.8	64.4	34.1
America	51.8	23.8	959.6	277.2	901.2
North America	51.1	21.4	1.5	5.2	26.1
United States	50.6	21.2	1.5	5.2	117.2
Canada	0.5	0.3	0.0	0.0	(91.1)
Central America	0.6	2.2	874.6	235.2	815.1
Mexico	0.3	0.0	0.0	0.0	0.0
South America	0.1	0.2	83.6	36.8	60.0
Argentina	0.0	0.1	5.2	0.0	1.6
Brazil	0.1	0.1	78.3	36.8	58.4
Chile	0.0	0.0	0.0	0.0	0.0
Columbia	0.0	0.0	0.0	0.0	0.0
Uruguay	0.0	0.0	0.0	0.0	0.0
Venezuela	0.0	0.0	0.0	0.0	0.0
Asia	6.8	55.3	34.1	233.4	272.0
Near and Middle East	2.1	47.5	29.6	211.7	103.1
Iran, Islamic Republic of	0.0	0.0)	0.0	0.0	0.0
Israel	3.0	47.3	29.6	0.0	103.1
Other Asian Countries	4.7	7.8	4.5	21.7	168.9

	2006	2007	2008	2009	2010
	(EUR millions)

South Korea	0.0	0.0	(1.0)	0.3	0.0
Philippines	0.0	0.0	0.0	0.0	0.0
Hong Kong	0.0	0.0	0.0	0.0	0.0
India	0.0	0.0	0.0	0.0	0.0
Indonesia	0.0	0.0	0.0	0.0	0.0
Japan	1.0	6.5	0.4	0.0	0.0
China	3.4	1.0	5.0	2.5	0.0
Malaysia	0.0	0.0	0.0	18.9	0.0
Singapore	0.0	0.0	0.0	0.1	168.8
Taiwan	0.0	(0.1)	0.0	0.0	0.0
Thailand	0.2	0.0	0.0	0.0	0.0
Africa	(0.3)	3.7	1.0	0.0)	0.0
North Africa	0.0	0.0	0.0	0.0)	0.0
Egypt	0.0	0.0	0.0	0.0)	0.0
Morocco	0.0	0.0	0.0	0.0	0.0
Other African Countries	(0.3)	3.7	1.0	0.0	0.0
South Africa	(0.2)	0.1	0.0	0.0	0.0
Oceania & Polar Regions	0.6	0.5	0.0	0.0	0.0
Australia	0.5	0.4	0.0	0.0	0.0
New Zealand	0.1	0.1	0.0	0.0	0.0
International Organizations	0.0	0.0	0.0	0.0	0.0
Not allocated	20.6	20.4	12.6	3.0	0.0
Total	2,189.7	1,877.7	2,686.4	999.5	1,184.1

FDI flows (equity capital) in Hungary by the investors’ country, net (excluding SPEs)

	2006	2007	2008	2009	2010
	(EUR millions)

Europe	1,429.2	836.3	3,134.7	(2,088.7)	2,099.8
Albania	0.0	0.0	0.0	0.0	0.0
Austria	252.0	1,494.6	1,199.6	(323.0)	436.7
Belgium	60.2	76.2	20.5	136.7	5.1
Belarus	0.0	0.0	0.0	0.1	0.0
Bulgaria	0.0	0.2	0.0	0.0	0.0
Cyprus	32.2	(96.5)	448.6	(21.1)	157.2
Czech Republic	3.5	27.2	5.1	(14.7)	8.6
Denmark	87.2	(3.5)	109.0	109.8	1.1
United Kingdom	(145.3)	(1,900.8)	2.2	66.8	2.3
Estonia	0.0	0.0	0.0	0.0	0.0
Finland	7.3	8.3	25.3	13.8	0.0
France	54.3	71.9	746.7	130.7	29.2
Greece	1.0	0.8	0.0	0.0	0.0
Netherlands	(390.1)	310.8	956.1	507.4	1,108.2
Croatia	(0.5)	40.3	5.3	(0.5)	0.0
Iceland	(0.1)	0.1	0.0	0.0	0.0

	2006	2007	2008	2009	2010
	(EUR millions)

Ireland	64.6	15.7	5.6	0.7	0.0
Poland	4.2	10.6	37.5	10.5	6.8
Latvia	(0.9)	0.1	0.0	0.0	0.0
Liechtenstein	2.8	(18.3)	9.0	40.9	(9.9)
Lithuania	0.1	0.5	0.0	0.0	0.0
Luxemburg	50.9	52.0	532.0	(4,406.4)	(561.3)
Macedonia	0.0)	1.1	0.0	0.0	0.0
Malta	0.4	0.8	0.0	0.0	0.0
Montenegro	n/a	0.0	0.0	0.0	0.0
Germany	1,211.0	580.6	(667.6)	225.0	476.3
Norway	0.8	0.9	9.2	10.6	2.6
Italy	30.3	132.6	(97.3)	21.3	41.4
Russia	4.4	1.3	(671.5)	785.6	0.0
Portugal	0.1	71.8	0.0)	11.9	5.1
Romania	7.6	0.6	5.4	98.1	50.8
Spain	46.0	233.4	22.3	88.7	(38.3)
Switzerland	26.2	(311.0)	413.4	524.6	361.9
Sweden	(0.5)	8.2	5.9	25.6	(29.0)
Serbia and Montenegro	3.2	n/a	n/a	n/a	n/a
Serbia	n/a	(0.1)	8.0	3.5	0.0
Slovakia	3.2	1.1	(11.2)	3.4	3.8
Slovenia	1.9	3.9	1.6	(0.2)	0.0
Turkey	10.3	4.5	0.9	(0.8)	0.0
Ukraine	0.3	0.4	0.0	0.0	0.0
America	(50.1)	(51.4)	11.8	92.1	127.4
North America	(122.4)	61.2	(425.7)	10.9	(21.8)
United States	149.1	60.7	(461.8)	(0.3)	46.4
Canada	(271.5)	0.5	36.1	11.2	(68.2)
Central America	72.5	(112.8)	435.8	81.1	149.2
Mexico	0.0	0.0	0.0	0.0	0.0
South America	(0.2)	0.3	1.7	0.0	0.0
Argentina	0.0	0.1	0.0	0.0	0.0
Brazil	0.0	0.1	0.0	0.0	0.0
Chile	0.0	0.0)	0.0	0.0	0.0
Columbia	(0.2)	0.0	1.7	0.0	0.0
Uruguay	0.0	0.0	0.0	0.0	0.0
Venezuela	0.0	0.1	0.0	0.0	0.0
Asia	81.2	13.8	82.4	198.5	94.5
Near and Middle East	(2.7)	14.3	(2.8)	(9.8)	0.0
Iran, Islamic Republic of	0.1	0.5	0.0	0.0	0.0
Israel	(5.1)	2.6	(7.4)	(9.8)	0.0
Other Asian Countries	83.9	(0.5)	85.3	208.3	94.5
South Korea	37.7	0.3	1.6	0.0	0.0

	2006	2007	2008	2009	2010
	(EUR millions)

Philippines	0.0)	0.0	0.0	0.0	0.0
Hong Kong	0.2	(1.9)	1.8	99.6	80.2
India	0.1	0.0	0.0	0.0	0.0
Indonesia	0.0	0.1	0.0	0.0	0.0
Japan	43.5	(1.5)	17.4	11.1	2.2
China	4.7	1.7	0.9	0.0	0.0
Malaysia	(0.1)	0.0	64.3	(2.8)	0.0
Singapore	0.9	0.1	(0.7)	100.3	12.2
Taiwan	(3.4)	0.0)	0.0	0.0)	0.0
Thailand	0.0)	0.0	0.0	0.0	0.0
Africa	(2.5)	(0.7)	29.0	29.4	7.9
North Africa	0.2	0.0	0.0	0.0	0.0
Egypt	0.1	0.0	0.0	0.0	0.0
Morocco	0.0	0.0	0.0	0.0	0.0
Other African Countries	(2.7)	(0.7)	29.0	29.4	7.8
South Africa	0.0)	0.0)	8.1	24.9	14.1
Oceania & Polar Regions	(17.8)	(0.4)	3.1	2.8	0.0
Australia	(1.3)	(0.3)	0.0	0.0	0.0
New Zealand	0.1	(0.1)	3.1	2.8	0.0
International Organizations	0.0	0.0	0.0	0.0	0.0
Not allocated	35.3	46.3	0.0	0.0	0.0
Total	1,475.3	844.0	3,261.0	(1,765.9)	2,329.6

Source: NBH

Note:

(1)	Reinvested profits are not included.

Exchange Rate Policy

In the first three months of 2011 the forint strengthened significantly partly as a result of favorable global investor sentiment and the anticipated positive effect of the expected introduction of fiscal stabilisation measures. As of March 31, 2011, the HUF/EUR exchange rate was HUF 265.78/EUR.

Budget Trends

The following table sets forth the main fiscal trends in Hungary for the years indicated:

Budget Trends

	General government balance, consolidated
						2010	2011
	2005	2006	2007	2008	2009	Preliminary	Planned
	(HUF billions)

GFS method
Revenues	9,518.3	10,484.4	11,636.9	12,572.7	12,424.5	12,386.0	13,320.9
Privatization receipts	16.1	17.3	24.0	n/a	n/a	n/a	n/a
Revenues (excluding privatisation receipts)	9,502.2	10,467.1	11,612.9	12,572.7	12,424.5	12,386.0	13,320.9
Expenditures	10,570.0	12,666.1	12,974.3	13,466.4	13,438.8	13,445.9	14,118.3
Balance (excluding privatization receipts)	(1,067.6)	(2,199.0)	(1,361.4)	(893.7)	(1,014.3)	(1,059.8)	(797.4)
Balance in % of GDP	(4.9)	(9.2)	(5.4)	(3.3)	(3.9)	(3.9)	(2.8)
ESA method (excluding private pension funds)
Revenues	9,285.9	10,116.5	11,386.9	12,085.8	12,005.8	12,095.2	12,632.1
Expenditures	11,032.0	12,342.2	12,656.0	13,061.7	13,167.6	13,248.1	13,467.8
Balance	(1,746.1)	(2,225.8)	(1,269.1)	(975.9)	(1,161.8)	(1,152.9)	(835.8)
Balance in % of GDP	(7.9)	(9.4)	(5.0)	(3.6)	(4.5)	(4.3)	(2.9)

Source: CSO and MNE

On March 30, 2011, the NBH lowered its forecast for Hungary’s gross domestic product growth to 2.9% for 2011 and to 3% for 2012. The NBH earlier expected the Hungarian economy to grow 3.1% for 2011 and 4% for 2012. The lower forecast is due in part to decreased domestic consumption levels.

On 31 March, 2011, the CSO published the planned general government debt figure (including local governments) as of the end of 2011, in accordance with ESA methodology. The planned debt is estimated to reach HUF 21,719.6 billion, equaling 75.5% of the planned GDP for the year 2011.

On April 1, 2011, the CSO published the preliminary general government deficit (including local governments) for the year 2010, in accordance with ESA methodology. In 2010, the deficit reached HUF 1,152.9 billion, equaling 4.3% of the preliminary 2010 GDP.

Simultaneously, the NBH published the preliminary general government debt figure (including local governments) as of the end of 2010, in accordance with ESA methodology. The debt reached HUF 21,749.4 billion, equaling 80.2% of the preliminary GDP for the year 2010.

On April 1, 2011, the Ministry for National Economy stated that the budget balance is projected to show a surplus of 2% of GDP in 2011, which is smaller than the 4% surplus previously projected, because the Republic intends to assume part of the debt of the state railway company (MÁV) and the Budapest Transport Company (BKV), furthermore to replace certain public private partnership projects (PPPs).

External Public Debt

In January 2007, the Republic issued a EUR 1.0 billion bond due in 2017. In October 2007, the Republic issued JPY 25 billion Samurai bonds due in 2017. In April 2008, the Republic issued a two-tranche bond totaling CHF 350 million maturing in 2013 and in 2016. In June 2008, the Republic issued a EUR 1.5 billion bond due in 2018. In July 2009, the Republic issued a EUR 1.0 billion bond due in 2014. In January 2010, the Republic issued a USD 2.0 billion bond due in 2020. On March 29, 2011, the Republic issued a two-tranche bond totaling USD 3.75 billion due in 2021 and 2041. The issuance on March 29, 2011 was a record for the Republic in terms of size and demand.

External Public Debt Service and Schedule of Payments

Neither the Republic nor the NBH has ever defaulted on the payment of the principal of, or premium or interest on, any debt obligation issued by it.

The following table sets forth the schedule of payments on external public debt as of December 31, 2010:

Schedule of Payments on External Public Debt as of December 31, 2010(1)

						Other
						Monetary
		Central Bank			Forint	Institutions	Other
		and General	Central	General	Denominated	and Other	Monetary	Other
Date of Maturity	Total	Government	Bank	Government	Bonds	Sectors	Institutions	Sectors
	(EUR millions)

First quarter 2011	2,368	430	229	201	80	1,938	1,619	318
Second quarter 2011	3,665	1,207	2	1,205	201	2,457	1,605	853
Third quarter 2011	2,420	58	2	56	0	2,361	2,049	313
Fourth quarter 2011	4,939	3,305	2	3,303	185	1,634	1,224	410
2011	13,391	5,001	235	4,765	466	8,391	6,496	1,895
First quarter 2012	2,057	701	0	701	1	1,356	991	366
Second quarter 2012	3,052	1,372	0	1,372	439	1,681	1,288	393
Third quarter 2012	3,111	1,515	182	1,333	0	1,596	1,396	200
Fourth quarter 2012	3,690	2,342	182	2,160	300	1,348	948	400
2012	11,911	5,929	364	5,565	739	5,982	4,623	1,359
2013	11,678	7,154	798	6,357	989	4,524	3,258	1,265
2014	12,871	7,735	364	7,371	974	5,136	3,424	1,712
2015	6,208	2,690	51	2,639	1,138	3,518	1,200	2,318
2016	7,231	4,984	0	4,984	1,052	2,247	1,223	1,024
2017	5,814	3,236	0	3,236	1,100	2,578	693	1,885
2018	2,738	1,827	0	1,827	0	911	467	444
2019	1,353	819	0	819	668	534	289	245
2020	3,828	3,322	0	3,322	729	505	335	171
2021	349	28	0	28	0	321	160	161
After	4,657	1,906	0	1,906	248	2,751	1,082	1,670
Total	82,030	44,632	1,813	42,819	8,103	37,398	23,250	14,148

Source: NBH

Note:

(1)	Excluding: Direct investment, other capital.

Gross External Debt

The following table sets forth the distribution and maturity of gross external debt of the Republic as of December 31, 2010:

Gross External Debt(1)

	December 31, 2010
	Amount of	% Medium
	Debt	and Long
	(EUR millions)	(%)

Obligor
National Bank of Hungary (2)	6,613.0	27.4
The Republic (2)	45,473.8	94.2
Private sector (2)(3)	84,840.9	79.3
Total(2)(3)	136,927.8	81.7
Financial derivative liabilities	4,363.9
Entire economy (including financial derivative liabilities)	141,291.7

Source: NBH

Notes:

(1)	In this table, external debt refers to obligations owed to non-resident entities.

(2)	External debt as defined in External Debt Statistics: Guide for Compilers and Users (IMF 2003). Financial derivatives are not included.

(3)	Direct investment debt liabilities included.

Selected Annual Balance of Payments (“BOP”) and International Investment Position (“IIP”) Figures and Debt Service Indicators of Hungary (BOP Basis)(1)

	2006	2007	2008	2009	2010
	(percent)

Debt Indicators(1)
Gross debt indicators
Gross external debt (excl. FDI other loans)/GDP	81.8	86.8	93.3	112.1	108.7
Of which: General government and central bank	34.3	34.4	37.1	50.7	52.9
Gross external debt denominated in foreign currencies (excl. FDI other loans)/GDP	41.0	42.5	78.0	96.0	91.2
Of which: General government and central bank	16.2	14.9	26.7	38.9	40.0
Gross external debt (incl. FDI other loans)/GDP	96.5	103.2	116.1	146.6	139.0
Net debt indicators
Net external debt (excl. FDI other loans)/GDP	37.5	43.9	50.8	55.4	51.6
Of which: General government and central bank	15.6	17.0	13.3	15.9	16.8
Net external debt denominated in foreign currencies (excl. FDI other loans)/GDP	14.4	16.7	37.8	42.1	37.2
Of which: General government and central bank	(2.1)	(1.4)	3.4	5.0	5.1
Net external debt (incl. FDI other loans)/GDP	44.8	49.7	54.5	63.0	57.5
Debt Service Indicators
Total debt service denominated in foreign currencies (TDS) (excl. FDI other loans(2)/GDP	9.6	10.0	14.0	20.9	19.1
Total debt service denominated in foreign currencies (TDS) (excl. FDI other loans(2)/XGS	12.5	12.4	17.2	27.1	22.2
Gross interest expenditure (excl. FDI other loans) GDP	2.8	3.2	4.2	3.9	3.4
Net interest expenditures (excl. FDI other loans) GDP	1.6	1.8	2.7	2.4	2.1
Memorandum
GDP(3) (Euro millions)	89,837	100,755	106,391	92,862	98,502
Exports of goods and services (XGS) (Euro millions)	69,247	80,946	86,558	71,697	84,766
Net external financing capacity/GDP	(6.8)	(6.2)	(6.4)	1.6	3.9
International reserves (RES) (Euro millions)	16,397	16,385	24,040	30,677	33,674

Source: NBH

Notes:

(1)	External debt as defined in External Debt Statistics: Guide for Compilers and Users: equity and financial derivative instruments are excluded.

(2)	(TDS) Medium-term credit amortization and gross interest expenditures.

(3)	GDP figures for 2009-2010 are preliminary data of CSO.

Financial System

On April 5, 2011, Moody’s Investors Service downgraded the standalone bank financial strength ratings of five Hungarian banks, which has resulted in the downgrade of those banks’ deposit and debt ratings. These banks are: K&H Bank, Budapest Bank, FHB Mortgage Bank, Erste Bank Hungary and MKB Bank.

For two other banks, OTP Bank and OTP Mortgage Bank, Moody’s has downgraded the local-currency deposit ratings, and downgraded the foreign-currency debt ratings for OTP Bank. Moody’s indicated that overall, the rating actions reflect two major concerns for the Hungarian banking system, namely (i) sustained deterioration in asset quality, driven by the foreign-currency exposures in retail mortgage and commercial real-estate portfolios; and (ii) declining net profits.